Exhibit 4.4.2

GREATER CHINA INTERMODAL INVESTMENTS LLC

MEMBER ACKNOWLEDGEMENT

This Member Acknowledgement, effective as of March 13, 2018 (the “Member Acknowledgement”), is being entered into by and among Tiger Management Limited, a limited liability company formed under the laws of the Cayman Islands (the “Member”), Seaspan Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands, Greater China Intermodal Investments LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands, and Greater China Industrial Investments LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands, solely in its capacity as Holder Representative in connection with the merger of Seaspan Investments III LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands, with and into the Company, pursuant to, and subject to the terms and conditions set forth in, the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Buyer, Merger Sub, the Company and the Holder Representative. By execution and delivery hereof, the undersigned Member hereby surrenders all of its Interest, including, without limitation, such Member’s right to distributions under the Company LLC Agreement (such Interest referred to herein as the “Exchanged Interest”), in exchange for a portion of the Final Net Merger Consideration and other amounts, if applicable, set forth in Article III and Article XII (including any dividends, interest or other earnings on the Preferred Stock Consideration) of the Merger Agreement, in each case, allocable to such Member (or, at the direction of such Member, to such Member’s designees) under the Merger Agreement and as specified herein and therein. Capitalized terms used herein and not defined have the meanings set forth in the Merger Agreement. In furtherance and not in limitation of the foregoing:

1.

The Member hereby represents and warrants that (a) the Member has full power, authority, and legal capacity to execute and deliver this Member Acknowledgement and all other instruments and agreements to be executed and delivered by the Member as contemplated by the Merger Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and by the Merger Agreement, including the surrender of the Exchanged Interest, (b) the execution, delivery and performance of this Member Acknowledgement and all other instruments and agreements to be executed and delivered by the Member as contemplated by the Merger Agreement have been duly and validly authorized by all necessary action on the part of the Member and no other action or proceeding on the part of the Member is necessary to authorize this Member Acknowledgement or such other instruments and (c) this Member Acknowledgement and all other instruments and agreements to be executed and delivered by the Member as contemplated by the Merger Agreement have been duly and validly executed and delivered by the Member and each of this Member Acknowledgement and such other instruments and agreements constitutes a valid and legally binding obligation of the Member, enforceable against the Member in accordance with its terms. The Member is the sole record owner of the Exchanged Interest. The Member further represents and warrants that (i) it has good and valid title to the Exchanged Interest free and clear of any Liens, except for obligations of the Member set forth in the Company LLC Agreement prior to the Effective Time, (ii) it has full power and authority to transfer the Exchanged Interest in the Merger, (iii) the Exchanged Interest was acquired from the Company in compliance with applicable Law and (iv) there is no outstanding Contract (other than the Company LLC Agreement) with any Person to purchase, redeem or otherwise acquire the Exchanged Interest. By execution and delivery of this Member Acknowledgement, the Member hereby approves and adopts this Member Acknowledgement, the Merger and the Merger Agreement in accordance with Section 17(2) of the MILLCA and hereby forever waives and releases any rights to appraisal or other similar rights the Member may have under applicable Law in connection with the transactions contemplated by the Merger Agreement.

2.	The Member hereby represents and warrants that the Member (a) has been duly organized and is validly existing as a limited liability company in good standing under the Laws of the Cayman Islands and has the requisite limited liability company power and authority to operate and to own or lease its properties and to conduct its business as it is now being conducted and (b) is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities or the properties the Member owns, leases or operates or the nature of the business conducted by the Member is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing is not, and would not reasonably be expected to be, material to the Member.

3.	The Member hereby represents and warrants that the execution and delivery of this Member Acknowledgement and all other instruments and agreements to be executed and delivered by the Member as contemplated by the Merger Agreement and the consummation by the Member of the transactions contemplated thereby does not and will not, (a) violate any provision of, or result in the breach by such Member of, any applicable Law or Governmental Order to which the Member is subject or by which any property or asset of the Member is bound, (b) conflict with the Organizational Documents of the Member (including, for the avoidance of doubt, the allocation of any additional amounts payable to such Member, if applicable, under Article II and Article XII of the Merger Agreement, in each case, in the amounts set forth on Schedule 3.3 of the Merger Agreement and Exhibit A hereto), or (c) violate any provision of, conflict with any material Contract to which the Member is a party (including the Company LLC Agreement) or result in the creation of any Lien on the Exchanged Interest (other than in accordance with the Merger), or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien.

4.	The Member hereby represents and warrants that no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other Person is required on the part of the Member with respect to the Member’s execution or delivery of this Member Acknowledgement or the consummation by the Member of the transactions contemplated hereby and by the Merger Agreement, except for compliance with any applicable requirements of the securities Laws.

5.

The Member hereby represents and warrants that the Member (or, at the direction of the Member, its designees) (a) is acquiring Preferred Stock Consideration for its own account pursuant to the terms of the Merger Agreement, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Preferred Stock Consideration in any case in violation of the federal securities Laws or any applicable foreign or state securities Law, (b) qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act, (c) understands that the acquisition of the Preferred Stock Consideration to be acquired by it pursuant to the terms of the Merger Agreement involves substantial risk, that Buyer and its Subsidiaries will be incurring a substantial amount of Funded Debt in connection with the Transaction, and that the industry in which Buyer operates is currently experiencing significant over-supply of containership capacity which could materially adversely affect the future economic performance of Buyer and its Subsidiaries, (d) together with its officers have experience as an investor in securities and equity interests of companies such as the securities being issued pursuant to the Merger Agreement, (e) can bear the economic risk (including the risk of a full loss) of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that the Member is capable of evaluating the merits and risks of its investment in the Preferred Stock Consideration to be acquired by it pursuant to the transactions contemplated by the Merger Agreement, (f) understands that the Preferred Stock Consideration to be acquired by it pursuant to the Merger Agreement has not been registered under the Securities Act and (g) acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state or other securities Laws or pursuant to an applicable exemption therefrom. The Member acknowledges and agrees that, with respect to the Merger and the transactions contemplated by the Merger Agreement and all other transaction documents entered into in connection therewith, except for those representations and warranties expressly given by Buyer in the Merger Agreement, (i) neither Buyer nor its Affiliates, agents or representatives has made, or is making, any representation or warranty whatsoever, express or implied, (ii) Member is not relying on any representation or warranty of Buyer, its Affiliates, agents or representatives whatsoever, express or implied, as to the prospects (financial or otherwise) or future economic performance of Buyer and its Subsidiaries contained in any materials provided by, or made available by or on behalf of, Buyer and its Subsidiaries in public filings made by Buyer under applicable securities Laws or otherwise and (iii) any financial projections or forecasts are not and will not be deemed to be representations or warranties of Buyer or any of its Affiliates, agents or representatives, and no representation or warranty is made as to the accuracy, completeness or attainability of any of the foregoing.

6.	The Member hereby represents and warrants that the Member has not entered into any agreement with any broker, finder, investment banker or other Person relating to any brokerage fee, finders’ fee or other similar commission or payment, for which Buyer, the Surviving Company or any of their Subsidiaries would be liable in connection with the transactions contemplated by the Merger Agreement. The Member acknowledges and agrees on behalf of itself and each of its Member Related Persons (as defined below) that it has received and reviewed (and has had sufficient opportunity to review), discussed and obtained adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permission and other provisions of the Merger Agreement, the Escrow Agreement, the Registration Rights Agreement, the Put Right Agreement and this Member Acknowledgement with independent legal, accounting and financial advisors regarding the Member’s rights and obligations hereunder and thereunder, and the Member fully understands the terms and conditions contained, and the transactions provided for, herein and therein, and in furtherance and not in limitation of the foregoing, agrees to be bound by (in the same manner as if it were an original signatory to, and directly bound by) the Escrow Agreement and the provisions set forth in the following articles and sections of the Merger Agreement: (a) Article III (Effects of the Merger on the Interests), (b) Article XI (Holder Representative) and (c) Article XII (Indemnification).

7.	The Member acknowledges and agrees (on behalf of itself and its designees, if any) (a) that (i) the amounts set forth on Schedule 3.3 of the Merger Agreement and Exhibit A hereto have been calculated on the basis that the aggregate amount set forth on Schedule 3.3 of the Merger Agreement was distributed in accordance with Section 5.03 of the Company LLC Agreement and the Merger Agreement, (ii) in the event of any conflict between Schedule 3.3 of the Merger Agreement and Exhibit A hereto, on the one hand, and Section 5.03 of the Company LLC Agreement, on the other hand, Schedule 3.3 of the Merger Agreement and Exhibit A hereto shall control, and (iii) after the Closing the Member shall raise no objections or bring any Actions in connection with such calculations or the allocations set forth in the Merger Agreement (including Schedule 3.3 thereto) and Exhibit A hereto, (b) with the allocations of Cash Consideration and Preferred Stock Consideration to it at the Closing set forth opposite such Member’s name (or, at the direction of such Member, such Member’s designees’ name) on Schedule 3.3 of the Merger Agreement and Exhibit A hereto under the headings “Cash Consideration at Closing” and “Preferred Stock Consideration at Closing”, respectively, (c) with such Member’s (or, at the direction of the Member, such Members’ designees’) allocable share of the Cash Consideration deposited into the Adjustment Escrow Account (as defined in the Escrow Agreement) and such Member’s (or, at the direction of such Member, such Member’s designees) allocable share of the Cash Consideration deposited into the Indemnification Escrow Account (as defined in the Escrow Agreement) on the Closing Date set forth opposite such Member’s or its designee’s name on Schedule 3.3 of the Merger Agreement and Exhibit A hereto under the headings “Cash Placed in Adjustment Escrow at Closing” and “Cash Placed in Indemnification Escrow at Closing”, respectively, (d) with such Member’s (or, at the direction of such Member, such Member’s designees) allocable share of the Final Net Merger Consideration and any other amounts, if applicable, to be paid to such Member (or, at the direction of such Member, such Member’s designees) under Article III and Article XII of the Merger Agreement, and (e) with, and shall raise no objections or bring any Actions in connection with, (x) such Member’s (or its designees’) Allocation Percentage, (y) the calculation, allocation and distribution by the Company to such Member (or, at the direction of such Member, such Member’s designees), if any, of the Adjustment Amount, Adjustment Escrow Funds and the Indemnification Escrow Funds, in each case, received by the Member or its designees after the date hereof pursuant to the Merger Agreement and the Escrow Agreement, provided such calculation, allocation and distribution are made in accordance with the provisions of the Merger Agreement and the Escrow Agreement, and (z) the calculation, allocation and distribution to such Member (or, at the direction of such Member, such Member’s designees), if applicable, of any additional amount payable under Article III and Article XII of the Merger Agreement (including any dividends, interest or other earnings on of the Preferred Stock Consideration), provided such calculation, allocation and distribution are made in accordance with the provisions of the Merger Agreement and, to the extent applicable, the Escrow Agreement. For the avoidance of doubt, the foregoing shall not restrict or limit in any way the right of the Holder Representative to object to any matter described in, or to assert, defend, adjudicate or settle any claim pursuant to Article III of the Merger Agreement (including Section 3.3 and Section 3.4 thereof) or Article XII of the Merger Agreement.

8.	The Member (on behalf of itself and its designees) understands and agrees that (a) the portion of the Estimated Net Merger Consideration set forth opposite such Member’s (or its designees’) name on Schedule 3.3 to the Merger Agreement and Exhibit A hereto under the headings “Cash Placed in Adjustment Escrow at Closing” and “Cash Placed in Indemnification Escrow at Closing” will be placed in an escrow account to be held pursuant to and subject to the terms and conditions of the Merger Agreement and the Escrow Agreement, and (b) the Member (and its designees) shall only be entitled to a portion of such amount (if any) as and when such amounts are payable in accordance with the provisions of the Merger Agreement and the Escrow Agreement.

9.	The Member hereby (a) irrevocably appoints and constitutes, in accordance with Section 11.1 of the Merger Agreement, Holder Representative as the initial Holder Representative under the Merger Agreement and as the true and lawful agent and attorney-in-fact of the Member with respect to the Exchanged Interest, with full power in the substitution to represent the Member with respect to all matters arising under the Merger Agreement and the Escrow Agreement and with all power and authority set forth in and contemplated by the Merger Agreement and the Escrow Agreement, (b) acknowledges that the Member shall be bound by all decisions and actions taken by the Holder Representative in connection with or related to the matters set forth in or contemplated by the Merger Agreement and the Escrow Agreement, and hereby adopts, ratifies, confirms and approves in all respects all such decisions and actions, (c) acknowledges and agrees to the limitations on the Holder Representative’s liability set forth in the Merger Agreement and the Escrow Agreement, (d) acknowledges and agrees that the Holder Representative is authorized to estimate, and is entitled to retain and use, the Holder Representative Expenses in accordance with Sections 3.5 and 11.2 of the Merger Agreement, (e) acknowledges and agrees that Buyer is entitled to rely upon the power and authority of the Holder Representative specified in the Merger Agreement and all decisions made by the Holder Representative in connection with the Merger Agreement (including, without limitation, the calculation of the various allocations of all amounts that may be payable to the Selling Members (or their designees) after Closing in accordance with Schedule 3.3 of the Merger Agreement and the Escrow Agreement) without verification or independent investigation and such Member will not bring any Action challenging any action of the Holder Representative except to the extent involving the gross negligence or willful misconduct of the Holder Representative and (f) acknowledges and agrees that Buyer, Holder Representative and their respective Affiliates will have no Liability whatsoever to the Member or any Member Related Person (as defined below) for any acts or omissions of the Holder Representative except to the extent involving the gross negligence or willful misconduct of the Holder Representative, or any acts or omissions taken or not taken by Buyer or any other Persons at the direction of or in accordance with any decision, act, consent or instruction of the Holder Representative, made or given in accordance with the Merger Agreement, the Escrow Agreement, the Registration Rights Agreement, the Put Right Agreement or any other transaction document entered into in connection therewith. The power of attorney granted herein by the Member shall be irrevocable and is coupled with an interest.

10.

Subject to paragraph 12 below, the Member hereby waives, acquits, forever discharges and releases, effective as of the Effective Time, on behalf of itself, its designees hereunder and/or under the Merger Agreement and each of its controlled Affiliates, and each of their respective Subsidiaries (other than the Company and the Company’s Subsidiaries) and each of their respective past, present and future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel, agents and representatives and each of their respective successors and assigns (collectively, the “Member Related Persons”), to the fullest extent permitted by Law, of, from and against any and all Actions, causes of action, demands, damages, judgments, Liabilities, rights and claims against the Surviving Company, the Company and each of their respective Subsidiaries and past, present and future officers, managers, directors, stockholders, partners, members, Affiliates (other than Buyer and its Subsidiaries), employees, counsel, agents and representatives (collectively, the “Company Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Member or any other Member Related Person, has ever had, may now or hereafter have or arising from facts, occurrences or circumstances existing at or prior to the Effective Time, in each case, relating to the Company, its Subsidiaries or their respective businesses, including, without limitation, pursuant to the Company LLC Agreement, arising from or relating to the Transfer (as defined in the Company LLC Agreement) of the Interests pursuant to the Merger Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional equity in the Company or any of its Subsidiaries or any distributions or payments (as consideration of services or otherwise) from the Company or any of its Subsidiaries by reason of any matter, cause or thing whatsoever (the “Released Claims”). Subject to paragraph 12 below, the Member agrees not to, and to cause the Member Related Persons not to, assert any Action against Buyer, the Surviving Company, the Company and the Company Related Persons with respect to the Released Claims. The Member agrees that it will not (and will not cause or permit any other Member Related Person to) exercise or assert any right of contribution, set-off or indemnity or any other right or remedy (including any such rights and remedies contained in the Company LLC Agreement) against the Company, any Company Related Person or the Surviving Company in connection with any Indemnification Claim or any other Liability to which such Member may become subject under the Merger Agreement or this Member Acknowledgement. The Member further agrees that after the Closing, it will not seek the rescission of the transactions contemplated by the Merger Agreement or this Member Acknowledgement.

11.	Subject to paragraph 12 below, the Member acknowledges and agrees that each of Buyer and Holder Representative is relying upon the representations, warranties and agreements contained herein, and Buyer is further relying upon any decision, act, consent or instruction of the Holder Representative in its capacity as such. Following payment by Buyer of the consideration identified on Exhibit A hereto as to be paid to the Member at Closing, none of Buyer, any of its Subsidiaries, the Surviving Company or any Company Related Person will have any further obligations or liabilities to the Member, any Member Related Person or any other Selling Member, the Holder Representative or otherwise, in each case, with respect to such payment (and only such payment and not any matter provided for in paragraph 12) or the allocation of such payment and the Member hereby waives any and all claims against Buyer, the Surviving Company and their respective Subsidiaries and Affiliates and Holder Representative with respect to such payment and the allocation of such payment, other than claims in respect of any payments required to be made to such Member (or, at the direction of such Member, such Member’s designees) after the Closing pursuant to Article III (including the delivery of instruments and forms of consideration contemplated thereby) or Article XII of the Merger Agreement and any payments to be made to such Member (or, at the direction of such Member, such Member’s designees) pursuant to the Escrow Agreement.

12.

Notwithstanding anything herein to the contrary, nothing in this Member Acknowledgement shall be deemed a waiver or release of, and the Released Claims shall not include (a) any rights of the Member to any payment of its portion of the Final Net Merger Consideration in accordance with the terms of the Merger Agreement and the Escrow Agreement or any rights of such Member under the Merger Agreement, the Escrow Agreement, the Registration Rights Agreement, the Put Right Agreement or any other transaction documents entered into in connection therewith (including the delivery of instruments and forms of consideration contemplated thereby), which right may be exercised exclusively by such Member, (b) any rights or claims of the Member or any Member Related Person, or any obligation which the Company or any of its Subsidiaries has to the Member or Member Related Persons, arising pursuant to the certificate of formation, limited liability company agreement, certificate of incorporation or bylaws, as applicable, of the Company or any of its Subsidiaries, in each case solely in respect of indemnification (and/or advancement of expenses in connection therewith) from the Company or any of its Subsidiaries as a result of such Member or any of its employees or Affiliates or Member Related Persons having served as a director, manager or officer of the Company or any of its Subsidiaries prior to the Effective Time, but in each case subject to the limitations provided by applicable Law or set forth in Section 8.1 (Indemnification and Insurance) of the Merger Agreement, (c) solely with respect to the rights or claims or obligations relating to Buyer and its controlled Affiliates (x) any rights or claims of the Member or any Member Related Person, or any obligation which the Company or any of its Subsidiaries has to the Member or any Member Related Person, arising pursuant to the Agreement to Terminate Financial Services Agreement, dated as of April 19, 2017, between Tiger Financial Services Limited (f/k/a Seaspan Financial Services Limited) and Buyer, including with respect to any claim thereunder for Financing Fees or Expenses (each as defined therein), (y) any rights or claims of Gerry Wang, or any obligation which Buyer or any of its Subsidiaries has to Gerry Wang that were expressly not waived or released by Gerry Wang under the Mutual Waiver and Release of Claims Agreement, dated January 26, 2018, between Gerry Wang and Buyer, including in respect of (i) any Claims (as defined therein) that Gerry Wang may have in his capacity as a shareholder of Buyer or (ii) any of the Continuing Obligations (as defined therein), or (z) any rights or claims of Graham J. Porter, or any obligation which the Buyer or any of its Subsidiaries has to Graham J. Porter, that were expressly not waived or released by Graham J. Porter under the Mutual Release Agreement, dated April 10, 2017, between Graham J. Porter and Buyer, including in respect of (i) any Porter Claims (as defined therein) that Graham J. Porter or his Subsidiaries may have in his or its capacity as a shareholder of Buyer or (ii) any of the Continuing Obligations (as defined therein), or (d) any rights or claims of the Member or any Member Related Person, or any obligation or liability which the Buyer or any Company Related Persons has to the Member or any Member Related Person, existing in the past, now or in the future, other than the Released Claims.

13.	The Member agrees that, from time to time after the Effective Time, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause it Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of the Merger Agreement and this Member Acknowledgement.

14.	The Member hereby acknowledges that it has read the instructions accompanying this Member Acknowledgement. The delivery hereof will, subject to payment of the portion of the Estimated Net Merger Consideration required to be paid to the Member under the Merger Agreement on the Closing Date, be irrevocable.

15.	The Member shall bear its own expenses (except to the extent such expenses constitute Company Transaction Expenses) incurred in connection with this Member Acknowledgement, the Merger Agreement, the Escrow Agreement, the Put Right Agreement and (except as otherwise expressly provided therein) the Registration Rights Agreement and the transactions contemplated hereby and thereby, including all fees of its legal counsel, financial advisers and accountants; provided, however, that any fees and expenses of the Auditor, if any, incurred pursuant to Section 3.4(b) of the Merger Agreement shall be paid in accordance with such Section 3.4(b).

16.	The Member acknowledges and agrees that Buyer intends to issue a press release on the date hereof in the form attached to the Merger Agreement. The Member further agrees to keep the terms of this Member Acknowledgement and the Merger Agreement (and all discussions, negotiations and other confidential information exchanged among the parties to the Merger Agreement prior to the date hereof) confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law; provided, that the Member may disclose such confidential information (i) to its employees, accountants, advisors, counsel, investors, family members of investors and other representatives (including employees, accountants, counsel, advisors and their representatives of Affiliates of the Member) as necessary in connection with the monitoring or enforcement of its rights under this Member Acknowledgement and the Registration Rights Agreement, (ii) to its actual and prospective investors or lenders, or (iii) for purposes of compliance with financial reporting obligations or fiduciary obligations of such Member or its Affiliates, in each case so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep such information confidential and so long as the Member shall be responsible for breach of this paragraph 16 or such confidentiality obligations by the recipients of its disclosure. The Member shall, and shall cause the Member Related Persons to, treat confidentially and not disclose all or any portion of any such confidential information; provided, that the Member and the Member Related Persons may make any disclosure of such information that is permitted pursuant to the immediately preceding sentence; and provided, further, that confidential information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by the Member in violation of this Member Acknowledgement or any other confidentiality agreement to which such Member is a party.

17.	Nothing expressed or implied in this Member Acknowledgement is intended or shall be construed to confer upon or give any Person any right or remedies under or by reason of this Member Acknowledgement; provided, however, that, notwithstanding the foregoing (a) the Buyer Indemnified Parties are intended third-party beneficiaries of paragraph 6(b) and the last sentence of paragraph 18 and (b) each Company Related Person is an intended third-party beneficiary of paragraph 10.

18.	Upon the written request of a Selling Member, the Holder Representative agrees to request from the Buyer any information or assistance needed by a Selling Member (or its beneficial owners) that the Buyer is required to provide with respect to such Selling Member (or its beneficial owners) under Section 9.2(a) of the Merger Agreement.

19.

The provisions of Article I (Certain Definitions), Sections 13.1 (Waiver), 13.2 (Notices), 13.3 (Assignment), 13.6 (Governing Law), 13.7 (Captions; Counterparts), 13.9 (Entire Agreement), 13.10 (Amendments), 13.12 (Severability), 13.13 (Jurisdiction; Waiver of Jury Trial), 13.14 (Enforcement) and 13.15 (Non-Recourse) of the Merger Agreement are incorporated herein mutatis mutandis by this reference; provided, that (a) references to “this Agreement,” “hereto,” “hereunder,” and similar references in such sections of the Merger Agreement shall pertain to this Member Acknowledgement (except that for purposes of Section 13.9, such references shall pertain to this Member Acknowledgement in addition to, and not in place of, the Merger Agreement), (b) references to “each party” or “the parties” and similar references in the Merger Agreement shall pertain to the parties hereto, (c) for purposes of Section 13.2 of the Merger Agreement, notices and all other communications hereunder shall be delivered to the Member at the address set forth on the signature page hereto and (d) from and after the Closing, the Member shall be entitled to assign any rights to payments under the Merger Agreement or the Escrow Agreement or any of the instruments or forms of consideration contemplated by Article III of the Merger Agreement to any Affiliate, any Member Related Person, and any family member or any trust for any family member of any direct or indirect equity holder of the Member or any Affiliate of any such family member and the restrictions on assignment shall not be deemed to restrict or limit the ability of the Member to assign or transfer the Preferred Stock Consideration. Claims with respect to breaches of the representations and warranties contained in this Member Acknowledgement shall be subject to and determined in accordance with Article XII (Indemnification) of the Merger Agreement, including, for the avoidance of doubt, that the Indemnification Escrow Funds then remaining in escrow shall serve as the sole and exclusive source of payment of any claim with respect to breaches of the representations and warranties contained in this Member Acknowledgement.

20.	Except as provided in this Member Acknowledgement, neither the Member nor any of its Affiliates (other than the Company), nor any of their respective directors, officers, employees, direct or indirect equity holders, stockholders, partners, members or representatives (including any Member Related Person), has made, or is making, any representation or warranty regarding such Member, the Company or the Company’s Subsidiaries to Buyer, Merger Sub or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or Merger Sub or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives.

[Signature Page Follows]

PLEASE REFER TO THE INSTRUCTIONS ATTACHED HERETO IN COMPLETING THIS SIGNATURE PAGE

WIRE INSTRUCTIONS

(Please see instruction 1 on enclosed instructions)

Bank: _______________________________________________

ABA Number: ________________________________________

SWIFT Code: ________________________________________

Account Name: _______________________________________

Account Number: ___________________________________

BOOK ENTRY DEPOSIT INSTRUCTIONS (Please see instruction 2 on enclosed instructions) Name of Holder: __________________________________

TIGER MANAGEMENT LIMITED

By: /s/ Mark Hilton
Name: Mark W. Hilton
Title: Managing Director & CEO

[Signature Page to Member Acknowledgement]

TIGER MANAGEMENT LIMITED

By: /s/ Mark Hilton
Name: Mark W. Hilton
Title: Managing Director & CEO

SEASPAN CORPORATION

By: /s/ Bing Chen
Name: Bing Chen
Title: President and Chief Executive Officer

GREATER CHINA INTERMODAL INVESTMENTS LLC

By:	/s/ Wesley Bieligk

Name:	Wesley Bieligk

Title: Authorized Signatory

GREATER CHINA INDUSTRIAL INVESTMENTS LLC, in its capacity as Holder Representative

By:	/s/ Wesley Bieligk

Name:	Wesley Bieligk

Title: Authorized Signatory

EXHIBIT A

Allocation of Cash Consideration and Preferred Stock Consideration

INSTRUCTIONS TO MEMBER ACKNOWLEDGEMENT

1.	Please provide wire transfer instructions for you and your designees. Your portion of the Cash Consideration payable on the Closing Date (and any subsequent payment of your portion of the Adjustment Amount, the cash Escrow Funds and any additional cash amounts payable pursuant to Article III and Article XII of the Merger Agreement) will be sent by wire transfer directly to the account(s) set forth opposite your name and the name of your designees under the heading “Wire Instructions” on the signature page or Exhibit A hereto. If the box on the signature page and/or set forth opposite your name or the name of your designee on Exhibit A is left blank and such wire instructions are not provided, a check will be issued in the name of, and delivered to, you at the address set forth on the signature page hereto (or if an address is not provided, to your address set forth in the Company LLC Agreement).

2.	Please provide book entry deposit instructions for you and your designees. Your portion of the Preferred Stock Consideration deliverable on the Closing Date will be issued and registered in your name (or the name of your designee) as specified under the heading “Book Entry Deposit Instructions” on the signature page or Exhibit A hereto, as applicable, by the Buyer’s transfer agent, American Stock Transfer & Trust Company, LLC (the “Transfer Agent”). Buyer has agreed pursuant to the Merger Agreement to deliver, or cause the Transfer Agent to deliver, to you or your designee such documents as reasonably requested by you to evidence your or your designee’s, as applicable, ownership of the Preferred Stock Consideration.

3.	Please mail this Member Acknowledgement, properly completed and duly executed, together with an IRS Form W-9 or appropriate IRS Form W-8 to the following address:

Latham & Watkins LLP

555 11th Street, NW, Suite 1000

Washington, DC 20004-1304

Attention: Aaron Hullman

Facsimile: +1.202.637.2201

The IRS Form W-9 and the appropriate IRS Form W-8 may be downloaded from the IRS website at the following address: http://apps.irs.gov/app/picklist/list/formsPublications.html.

4.	IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, THE MEMBER WILL NOT RECEIVE PAYMENT OF ITS PORTION OF THE ESTIMATED NET MERGER CONSIDERATION IN RESPECT OF ITS EXCHANGED INTEREST UNLESS AND UNTIL THIS MEMBER ACKNOWLEDGEMENT IS DELIVERED IN ACCORDANCE HEREWITH AND THE OTHER CLOSING CONDITIONS SET FORTH IN ARTICLE X OF THE MERGER AGREEMENT HAVE BEEN WAIVED OR SATISFIED. DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE VALID DELIVERY.